EXECUTION COPY

MEMBER SERVICING AGREEMENT

MEMBER SERVICING AGREEMENT (this “Agreement”), dated as of August 11, 2011, by and between Grosvenor Registered Multi-Strategy Fund (TI 2), LLC (the “Fund”), a limited liability company organized under the laws of the State of Delaware and Grosvenor Capital Management, L.P. (the “Adviser”), a limited partnership organized under the laws of the State of Illinois.

WITNESSETH:

WHEREAS, the Fund is registered under the Investment Company Act of 1940 (the “Investment Company Act”) as a closed-end, diversified, management investment company;

WHEREAS, the Adviser is a registered investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”) and is the investment adviser to the Fund;

WHEREAS, the Adviser is willing to provide member services (“Member Services”) for the benefit of investors in the Fund holding interests in the Fund (“Interests”) who were solicited to invest in the Fund by Grosvenor Securities LLC (the “Broker-Dealer”); and

WHEREAS, the Fund and the Adviser desire to enter into an agreement with respect to the provision of Member Services to persons owning Interests in the Fund who were solicited to invest in the Fund by the Broker-Dealer (“Members”); and

NOW THEREFORE, the parties agree as follows:

Section 1. Appointment as Servicing Agent.

(a) The Fund hereby appoints the Adviser, during the term herein specified, to provide certain Member Services, as set forth below in subsection (b), to Members. The Adviser hereby accepts such appointment.

(b) The Adviser is authorized to perform, and shall undertake to perform, or arrange for the performance of, the following Member Services:

(i)	assisting in facilitating communications between Members and the Fund, and providing information to Members about the Fund, Interests and offers by the Fund to repurchase Interests;

(ii)	handling inquiries from Members regarding the Fund (e.g., responding to questions concerning investments in the Fund, capital account balances and reports and tax information provided by the Fund);

(iii)

assisting in the establishment and maintenance of Member accounts with the Fund, including notifying the Fund of any changes to Member information, such as changes of address and assisting in the maintenance of Fund records containing Member information;

(iv)

receiving, aggregating and processing purchases or tenders of Interests, processing distributions for Members, assisting in compulsory redemptions, and issuing reports and transaction confirmations to Members;

(v)	providing such office space and equipment, telephone facilities, personnel and literature distribution as is necessary or appropriate for providing information and services to Members;

(vi)	providing such other administration and Member-related services as the Fund may request from time to time;

(vii)	monitoring and providing the Fund with a copy of Members’ complaints relating to the Fund; and

(viii)	providing such other information and Member Services as may be reasonably requested by the Fund.

Section 2. Representations and Warranties.

(a) The Fund represents and warrants to the Adviser, as of the date hereof, that:

(i)

the Fund is registered under the Investment Company Act and has filed a Registration Statement on Form N-2 with the Securities and Exchange Commission. The Registration Statement conforms in all material respects to the requirements of the Investment Company Act and the rules thereunder;

(ii)

to the extent required by law, the Fund is registered and its Interests are qualified for sale in all states and other jurisdictions in the United States unless the Adviser is notified in writing to the contrary;

(iii)	the Fund will comply with all applicable laws, rules and regulations; and

(iv)	the foregoing representations, warranties and covenants will be true and correct at all times during the term of this Agreement.

(b) The Adviser represents and warrants to the Fund, as of the date hereof, that:

(i)

the Adviser is registered as an investment adviser under the Advisers Act and in any state where registration is required, and the Adviser and its affiliates will comply with all applicable laws, rules and regulations; and

(ii)

it has been duly licensed or qualified to transact business and is in good standing in each jurisdiction in which such qualification is required, except where the failure to so qualify would not have a material adverse effect on the ability of the Adviser to perform its obligations under this Agreement;

(iii)	it has the financial resources necessary for the performance of its obligations as contemplated herein; and

(iv)	the foregoing representations, warranties and covenants will be true and correct at all times during the term of this Agreement.

(c) Each party shall notify the other before or immediately upon the occurrence of any event which causes any of the representations and warranties made by it above not to be true.

Section 3. Duties of the Adviser. As Member servicing agent, the Adviser will be required to:

(i)	provide Member Services to Members; and

(ii)

provide the Board of Directors of the Fund (the “Board”) with information, at least annually, or more frequently as reasonably requested, regarding: (i) the nature of the Member Services provided by the Adviser; and (ii) the aggregate amount of payments received by the Adviser under this Agreement.

Section 4. Fees.

(a) For providing Member Services in accordance with this Agreement, the Fund will pay to the Adviser a monthly fee computed at the annual rate of 0.25% of the net asset value of the Fund attributable to Members (as computed by the Fund) determined as of the last business day of the month (prior to any withdrawal or distribution of capital during the month) or such other amount as the parties may agree in writing from time to time (the “Servicing Fee”). The Servicing Fee is payable monthly in arrears on or before the last business day of the following month.

(b) The Fund will pay the Adviser, in accordance with Section 4(a) of this Agreement, on the net asset value of the Fund attributable to any member of the Fund who was but no longer is a Member (a “Former Member”), provided that (i) the Adviser is providing Member Services to such Former Member and (ii) the Fund is not obligated to compensate another party for providing similar Member Services to such Former Member.

Section 5. Liability of the Fund. The Adviser represents that it has notice of the provisions of the Fund’s Limited Liability Company Agreement disclaiming member and Board liability for acts and obligations of the Fund. The Adviser understands and agrees that the Fund’s obligations under this Agreement are not binding upon any member or any person serving on the Board personally, but bind only the Fund and the Fund’s property. Any rights or causes of action will be directed to the parties in this Agreement.

Section 6. Notices. Any notice or other communication required to be given in writing pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Fund at 900 North Michigan Avenue, Suite 1100, Chicago, Illinois

60611, Attention: Scott J. Lederman and (2) to the Adviser at 900 North Michigan Avenue, Suite 1100, Chicago, Illinois 60611, Attention: Paul Meister; or such other address as the Fund or the Adviser may have designated in writing to the other.

Section 7. Duration and Termination of this Agreement. This Agreement shall become effective as of the date first above written and shall remain in effect until terminated pursuant to this Section or Section 8. This Agreement may be terminated at any time, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities of the Fund, or by the Adviser, on sixty days’ written notice to the other party. Any termination of this Agreement shall not affect the obligation of the Fund to pay any Servicing Fees to the Adviser accrued prior to such termination.

Section 8. Amendments of this Agreement. This Agreement may be amended or modified by the parties only if such amendment is specifically approved (i) by the Board or by the vote of a majority of the outstanding voting securities of the Fund, (ii) by the vote of a majority of those members of the Board who are not parties to the Agreement or “interested persons” of any such party cast in person at a meeting called for the purpose of voting on such approval or in writing by a written consent of the Board and (iii) by the Adviser.

Section 9. Confidentiality. The Adviser agrees to treat as confidential any information which is furnished to the Adviser (or to parties acting on its behalf) by or on behalf of any administrator or the Fund (the “Information”) under this Agreement. The Adviser agrees that it will use the Information only for the purposes related to investments in the Fund made by Members, and that the Information will be kept confidential by the Adviser and its partners, members, managers, officers, directors, employees, representatives, attorneys, accountants, agents, and other affiliates (collectively, the “Related Persons”), and that the Adviser and the Related Persons shall not disclose the Information to any person; provided, however, that the Information may be disclosed: (a) to the Adviser and Related Persons who require the Information for the purpose of evaluating or providing services in connection with investments in the Fund; (b) to any federal or state regulatory agency and their employees, agents, and attorneys for the purpose of making any filings or disclosures required by law, provided that the Adviser provides prior written notice to Fund of the information to be disclosed; (c) in response to any inquiry, subpoena or other request for information from any federal or state court, regulatory agency, or other governmental agent; and (d) to any other person the disclosure to whom the Fund has previously authorized in writing.

Section 10. Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the applicable provisions of the Investment Company Act and the laws of the State of Illinois, without giving effect to the principles of conflicts of law rules. To the extent that the applicable law of the State of Illinois, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

Section 11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which when take together shall constitute one and the same agreement.

Section 12. Severability. In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

Section 13. Entire Agreement. This Agreement sets forth the agreement and understanding of the parties hereto solely with respect to the matters covered hereby. Nothing in this Agreement shall govern, restrict or limit in any respect any other business dealings between the parties hereto unless otherwise expressly provided herein.

Section 14. Headings. The descriptive headings of the sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

Section 15. Terms. The terms “vote of a majority of the outstanding voting securities,” “assignment,” and “interested person,” when used in this Agreement, shall have the respective meanings specified in the Investment Company Act.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Member Servicing Agreement as of the day and year first above written.

Grosvenor Registered Multi-Strategy Fund (TI 2), LLC

By:	/s/ Scott J. Lederman
Name:	Scott J. Lederman
Title:	President and Chief Executive Officer

Grosvenor Capital Management, L.P.

By:	/s/ Paul Meister
Name:	Paul Meister
Title:	V.P. of Grosvenor Holdings, LLC Manager of GCM, LLC G.P. of Grosvenor Capital Management, L.P.